UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  07/21/2005

MEMC ELECTRONIC MATERIALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-13828

DE	56-1505767
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

501 Pearl Drive (City of O'Fallon), Saint Peters, MO 63376
(Address of Principal Executive Offices, Including Zip Code)

636-474-5000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

Revolving Credit Agreement and Related Agreements

        On July 21, 2005, MEMC Electronic Materials, Inc. (the "Company") entered into a Revolving Credit Agreement (the "Credit Agreement") with National City Bank of the Midwest ("National City Bank"), US Bank National Association, and such other lending institutions as may from time to time become party thereto as lenders. The Credit Agreement provides for a $200 million secured revolving credit facility and replaces a $150 million revolving credit facility from Citibank/UBS (the "Citibank Facility") and a $35 million revolving credit facility from Texas Pacific Group and certain of its affiliates ("TPG") (the "TPG Facility").

        The Credit Agreement has a term of 5 years. Interest on borrowings under the Credit Agreement will be payable at the Company's election as follows: (i) for loans bearing interest at a rate determined by reference to the prime rate, interest shall be calculated at a rate per annum equal to the greater of (a) National City Bank's publicly announced prime rate and (b) the Federal Funds Effective Rate plus 0.5%, plus in either case an applicable margin which is currently 0.00% but which can vary between 0.00% and 0.50% based on the Company's ratio of consolidated funded debt to consolidated EBITDA; and (ii) for loans bearing interest at a rate determined by reference to the LIBOR rate, interest shall be calculated at a rate per annum equal to LIBOR plus an applicable margin which is currently 1.00% but which can vary between 1.00% and 2.00% based on the Company's ratio of consolidated funded debt to consolidated EBITDA. The Credit Agreement also provides for the Company to pay various fees including a commitment fee on the unused portion of the lenders' commitments thereunder (such fee is currently set at 0.25% per annum but can vary from 0.25% to 0.50% based on the Company's ratio of consolidated funded debt to consolidated EBITDA). Interest on overdue loans will accrue at per annum rates that are 2% higher than the rates otherwise applicable to such loans.

        Amounts available under the Credit Agreement may be borrowed, repaid and reborrowed from time to time until the expiration of the Credit Agreement on July 21, 2010. The proceeds of the initial borrowings under the Credit Agreement will be used to refinance existing indebtedness of the Company, including indebtedness under the Citibank Facility. On July 21, 2005 the company borrowed an aggregate of $60 million under the Credit Agreement and used those funds to repay all outstanding amounts under the Citibank Facility; interest on this $60 million loan is due quarterly beginning October 1, 2005. The proceeds of subsequent borrowings under the Credit Agreement will be used for working capital needs, to finance capital expenditures and otherwise for lawful purposes not inconsistent with the requirements of the Credit Agreement. The Credit Agreement permits voluntary prepayments (without reducing availability for future revolving borrowings) and voluntary commitment reductions at any time, in each case without premium or penalty.

        The obligations of the Company under the Credit Agreement are guaranteed by certain subsidiaries of the Company pursuant to a Subsidiary Guaranty dated as of July 21, 2005 among such subsidiaries in favor of National City Bank. The obligations of the Company and the guaranty obligations of the subsidiaries are secured by a pledge of the capital stock of certain domestic and foreign subsidiaries of the Company pursuant to the Pledge Agreement dated as of July 21, 2005 among the Company, the subsidiaries and National City Bank.

Item 1.02.    Termination of a Material Definitive Agreement

On July 21, 2005, in connection with the transactions described in Item 1.01 above (all of the information in Item 1.01 being incorporated in this Item 1.02 by this reference), the Company and Citibank/UBS terminated the Citibank Facility upon the repayment by the Company of all amounts outstanding under the Citibank Facility. The Citibank Facility contained certain loan covenants, including covenants to maintain minimum quarterly consolidated earnings before interest, taxes, depreciation and amortization; minimum monthly consolidated backlog; minimum monthly consolidated revenues; and maximum annual capital expenditures.

        In addition, on July 21, 2005, the Company terminated the TPG Facility and the reimbursement agreement among the Company and certain TPG entities. Those TPG entities had guaranteed the Company's obligations under the Citibank Facility and the TPG Facility and in return, the Company had entered into a reimbursement agreement with those guarantors under which the Company agreed to reimburse them for any payment made under the guaranties. TPG is a principal stockholder of the Company. It now owns or has the right to acquire, through the exercise of warrants, approximately 76.5 million shares of the Company's common stock, which represents approximately 34% of the outstanding common stock of the Company. The Company has granted to TPG certain registration rights with respect to the warrants and shares of common stock owned or acquired by TPG. Two members of the Company's board of directors are TPG-designated members.

        Each of the Citibank Facility, the TPG facility and the reimbursement agreement was secured by substantially all of the Company's domestic assets, including all of the capital stock of the Company's domestic subsidiaries and 65% of the capital stock of certain of the Company's foreign subsidiaries. In addition, the Company's domestic subsidiaries had guaranteed MEMC's obligations under the Citibank Facility, the TPG Facility and the reimbursement agreement. On July 21, 2005, all of the liens and security interests of Citibank, UBS and the other lenders under the Citibank Facility and the TPG entities under the TPG Facility on and in our assets were released, as were the subsidiaries' guarantees of MEMC's repayment obligations.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: July 27, 2005.	By:	/s/ Thomas E. Linnen
Thomas E. Linnen
Senior Vice President and Chief Financial Officer